Exhibit 99.1

Ultimate Electronics Announces Changes to Management,

Sales Results and Final Approval of DIP Facility

DENVER, February 16, 2005 /PRNewswire-FirstCall via COMTEX/ — Ultimate Electronics, Inc. (Nasdaq: ULTEQ) today announced changes to its management, fourth quarter sales results and the final approval of its $118.5 million DIP financing by the Bankruptcy Court in Wilmington, DE.

The changes in management include the departure of various members of management including David Workman, CEO and President, Neal Bobrick, SVP of Sales and Gerry Demple, SVP of Services.  The Board of Directors has appointed Mark Wattles, the Company’s Chairman of the Board, to be the Company’s CEO.  Seven individuals, who have previous experience working with Mr. Wattles, will be joining the Company’s management team this week, including the following:

Bill Besselman will be VP of Strategic Planning and Analysis.  Mr. Besselman’s experience includes five years of consulting at McKinsey & Company, and he was most recently VP of Strategic Planning and Analysis at Hollywood Video.

Lon Weingart will be a consultant to the Company for approximately six months overseeing the operations of the business.  Mr. Weingart’s experience includes Director of Merchandising and Director of Product Development at Starbucks, VP and SVP of Marketing at Hollywood Video, and most recently SVP of Operations at Hollywood Video.

Jim Marcum, who joined the Company’s Board of Directors when Mark Wattles became Chairman, has been asked by the Board to take an active role with respect to the Company’s financial operations and restructuring strategy.  Mr. Marcum’s prior experience includes Treasurer of Melville Corporation, CFO of Marshall’s, Vice Chairman and CFO of Stage Stores, CFO of Hollywood Video, and most recently a private investor.

Commenting on the changes, Mark Wattles, Chairman and CEO, said, “I am excited to be working with some of the talent that led Hollywood Video through its successful turnaround.  As a result of these changes, Ultimate is now a large Company with management experienced in running a large Company.  As a Company, we want to thank David Workman for his partnership with Bill Pearse, our Company’s founder, in building a great company and a great brand.  Ultimate Electronics and Soundtrack have the best selection of mid to high end audio/video products with a low price guarantee and we are dedicated to being the Ultimate destination for entertainment.  Our employees are known for having the best product knowledge in the industry. So, if you want to make sure you are buying the right product for your needs Ultimate and Soundtrack are the places to shop.  I am confident with this team in place, not only will Ultimate and Soundtrack be great places to shop but, Ultimately, we will be financially successful as well.”

Sales for the quarter ended January 31, 2005 were approximately $195.9 million, a decrease of 19.4 percent from $243.2 million for the same period in the previous year. Comparable store sales were down approximately 19 percent for the quarter ended January 31, 2005.  The Company had previously reported comparable store sales for the month of November as down approximately 6 percent and December as down approximately 18 percent.  Sales for the year ended January 31, 2005 were approximately $658.3 million, a decrease of 8 percent from $712.9 million for the previous year.  Comparable store sales were down approximately 13 percent for the year ended January 31, 2005.  In light of the Company’s Chapter 11 filing, recent changes in management and the Board, and other financial issues that the Company is currently addressing, the Company is not providing any guidance on its earnings or results of operations. In addition, the reported sales figures in this press release are preliminary and subject to adjustment.

It is not currently possible to predict the length of time the Company will operate under the protection of Chapter 11 and the supervision of the Bankruptcy Court, when the Company will file a plan or plans of reorganization with the Bankruptcy Court, the outcome of the Chapter 11 proceedings in general, or the effect of the proceedings on the business of the Company or on the interest of the various interested parties.  Based upon testimony given at the DIP financing hearing on February 14, 2005 by FTI Consulting, it appears unlikely that the outcome of the Company’s reorganization will result in any value for the holders of our common stock.  The Company does, however, believe that with additional capital, the reorganization will result in an ongoing business that will be good for its customers, creditors and employees.

Commenting on the Company’s financial outlook, Mark Wattles, Chairman and CEO, said, “Despite the Company’s recent difficulties caused in part by aggressive growth strategies of prior management, I believe that this remains a good business.  The reorganization will give us the opportunity to fix the Company’s financial and operational structure.  I believe the outcome of our reorganization will provide future opportunities for our creditors and our employees.”

Additional information about the Bankruptcy Case and the DIP hearing can be found at the United States District Bankruptcy Court – District of Delaware, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801,on the Bankruptcy Court’s web site: http://www.deb.uscourts.gov, or at http://www.kccllc.net/ultimate

About Ultimate Electronics, Inc. (Nasdaq: ULTEQ).

Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 14 states. The company operates 65 stores, including 54 stores in Arizona, Idaho, Illinois, Iowa, Kansas, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics® and 11 stores in Colorado under the trade name SoundTrack®. In addition, the company operates Fast Trak Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards including Audio Video International’s 2003 “Top 10 Audio/Video Retailer of the Year.”

Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company’s Web site at http://www.ultimateelectronics.com.

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company. These forward-looking statements include statements regarding the Company’s expectations concerning the bankruptcy process and the continuation of its day to day operations and payments to vendors and employees in the ordinary course. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the following: the ability of the Company to continue as a going concern;; court approval of the Company’s motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company’s ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company’s liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2004 and other filings with the Securities and Exchange Commission. There can be no assurance that future developments affecting the Company will be those anticipated by management. The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

Contact:  Investor Relations Department, Ultimate Electronics, Inc. at 303-412-2500 (ext. 2640) or 1-800-260-2660 (ext. 2640) or e-mail shareholder@ulte.com.